SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2014

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

86 North Main Street, Porterville, CA 93257
(Address of principal executive offices)
(Zip code)

(559) 782-4900
(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OF PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

At regular Board meetings held on December 18, 2014, the Boards of Sierra Bancorp (the “Company”) and its wholly-owned subsidiary, Bank of the Sierra, formally accepted a letter of retirement from Vincent L. Jurkovich as a director of those organizations effective as of the close of business on December 31, 2014. Mr. Jurkovich, who was an active participant in the organization of the Bank in 1977, has been a director of Bank of the Sierra since its inception and a director of Sierra Bancorp since its formation in 2000. He will be designated as a “director emeritus” subsequent to his retirement.

At the same Board meetings, Kevin J. McPhaill, President and Chief Operating Officer, was elected as a director of Sierra Bancorp and Bank of the Sierra effective January 1, 2015. It is anticipated that he will be named to the Senior Loan Committee, the Investment Committee, and the Insurance Committee. Mr. McPhaill, who is currently 42 years old, has been President and Chief Operating Officer of the Company and the Bank since January 1, 2014, and served as an executive vice president and Chief Banking Officer for the Company and the Bank from January 1, 2006 until his appointment as President. The Company previously announced its plan to appoint Mr. McPhaill as President and Chief Executive Officer of the Company and the Bank on April 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA BANCORP

Dated: December 22, 2014	By:	/s/ Kenneth R. Taylor
Kenneth R. Taylor
Executive Vice President &
Chief Financial Officer